Exhibit 1.2

(Translation)

SHARE HANDLING REGULATIONS

(Amended as of December 20, 2007)

KONAMI CORPORATION

(Translation)

SHARE HANDLING REGULATIONS

OF

KONAMI CORPORATION (the “Company”)

CHAPTER I

GENERAL PROVISIONS

Article 1.    (Purpose)

Handling of shares of the Company and fees therefor shall be governed by these Share Handling Regulations (these “Regulations”) pursuant to Article 13 of the Articles of Incorporation; provided, however, that handling of shares concerning the beneficial shareholders shall be subject to the provisions of Chapter XI hereof.

Article 2.    (Kinds of Share Certificates)

The share certificates to be issued by the Company shall represent one hundred (100), one thousand (1,000) and ten thousand (10,000) shares.

Article 3.    (Handling Place)

Handling of shares of the Company in accordance with these Regulations shall be made at the offices as follows:

(1)    Administrator of Shareholder’s Register:

5-33, Kitahama 4-chome, Chuo-ku, Osaka

The Sumitomo Trust & Banking Co., Ltd.

(Registered name: Sumitomo Shintaku Ginko Kabushiki Kaisha)

(2)    Handling Office:

4-4, Marunouchi 1-chome Chiyoda-ku, Tokyo

The Sumitomo Trust & Banking Co., Ltd.,

Transfer Agency Department (shoken daiko bu)

(3)    Liaison Offices:

The Sumitomo Trust & Banking Co., Ltd.,

Head Office and Branch offices in Japan

Article 4.    (Handling Business)

All procedures pursuant to these Regulations and other procedures for applications, requests, notifications, offers, etc. with respect to the matters which the Company entrusts to the Administrator of Shareholder’s Register hereunder shall be addressed to the Administrator of Shareholder’s Register.

Article 5.    (Method of Making Requests, Notifications or Offers, etc.)

1.	Requests, notifications or offers, etc. under these Regulations shall be made in the forms prescribed by the Company and shall bear the seal impression notified pursuant to the provision of Article 12 hereof; provided, however, that in case the notified seal impression cannot be affixed on such forms, the shareholder making such requests, notifications or offers, at the request of the Company, shall submit his/her identification or guarantee documentation evidencing that he/she is a shareholder.

2.	If any request, notification or offer, etc. under these Regulations is made by proxy, a document evidencing the authorization of the person as proxy shall be submitted. In the event that the consent of a curator (Hosa-nin) or an assistant (Hojo-nin) is required, a document evidencing such consent shall be submitted.

CHAPTER II

REGISTRATION OR RECORDATION ON THE SHAREHOLDER’S REGISTER BY

SHARE ACQUIRER

Article 6.    (Registration or Recordation on the Shareholder’s Register by Share Acquirer)

1.	If a share acquirer makes a request to the Company to be registered or recorded on the shareholder’s register (the “Registration of Transfer”), a written request therefor shall be submitted together with the share certificates concerned.

2.	In order for a person who has acquired the share certificates for any reason other than assignment to make a request for registration of transfer of shares, a document evidencing the reason for such acquisition shall be submitted at the request of the Company.

Article 7.    (Registration of Transfer of Shares where Special Procedure is Required by Laws or Regulations)

In the event that any special procedure is required by laws or regulations for the transfer of shares, a written request shall be submitted together with the share certificates concerned and a document evidencing completion of such special procedure.

CHAPTER III

PLEDGE AND TRUST

Article 8.    (Registration of Pledge or Cancellation Thereof)

In order to request the registration of pledge or alteration or cancellation thereof in respect of the shares, a written request jointly signed by the pledgor and the pledgee shall be submitted together with the share certificates concerned.

Article 9.    (Recordation of Trust Assets or Cancellation Thereof)

In order to request the recordation of trust assets or cancellation thereof, a written request shall be submitted by the trustor or the trustee together with the share certificates concerned.

CHAPTER IV

NON-POSSESSION OF SHARE CERTIFICATES

Article 10.    (Application for Non-possession of Share Certificates)

In order to apply for non-possession of the share certificates, a written application shall be submitted together with the share certificates concerned; provided, however, that if no share certificates have been issued for such shares, such submission shall not be required.

Article 11.    (Request for Delivery of Share Certificates Placed in Non-Possession Status)

In order for a shareholder who has applied for non-possession of the share certificates to request the issuance or return of such share certificates, a written request shall be submitted.

CHAPTER V

NOTIFICATIONS

Article 12.    (Notifications of Name, Address and Seal Impression of Shareholders, etc.)

1.	A shareholder, a registered share pledgee or their respective legal representative shall notify his/her name, address and seal impression; provided that a foreign national may file a specimen of his/her signature in lieu of a seal impression.

2.	In the event that any change is made in the matters notified pursuant to the preceding paragraph, a notification thereof shall be also submitted.

Article 13.    (Notifications of Address to Receive Notices for Non-resident Shareholders, etc.)

1.	A shareholder, a registered share pledgee or their respective representative residing in a foreign country shall, in addition to the procedures referred to in the immediately preceding Article, either appoint a standing proxy in Japan or designate a mailing address in Japan to receive notices and shall submit a notification thereof.

2.	The provisions of Article 12 shall apply mutatis mutandis to a standing proxy.

Article 14.    (Representative of Corporation)

If a shareholder is a corporation, the name of its representative shall be notified. In case of any change of such representative, a notification shall be submitted accordingly together with a certificate of the commercial register.

Article 15.    (Representative of Jointly Owned Shares)

Shareholders who own shares jointly shall appoint a representative and shall submit a notification thereof. The same shall apply mutatis mutandis in case of any change of such representative.

Article 16.    (Change in the Shareholders’ Register and Share Certificates)

If any change is made to the Shareholders’ Register or the share certificates for any of the following reasons, a notification shall be submitted together with the share certificates concerned and a document evidencing such fact:

1.	change of family name or a given name;

2.	appointment, change or removal of a legal representative such as a person who has parental authority or a guardian, etc.;

3.	change of a trade name or corporate name; and

4.	change of corporate organization.

CHAPTER VI

REISSUANCE OF SHARE CERTIFICATES

Article 17.    (Reissuance due to Split or Consolidation of Share Certificates)

If the issuance of new share certificates is requested due to a split or consolidation of the share certificates, a written request shall be submitted together with the share certificates concerned.

Article 18.    (Reissuance due to Defacement or Mutilation)

If the issuance of new share certificates is requested due to the defacement or mutilation of any share certificate, a written request shall be submitted together with the share certificates concerned; provided, however, that in case it is difficult to ascertain whether the share certificates in question are genuine or not, the procedure provided for in CHAPTER VII shall be applied.

CHAPTER VII

REISSUANCE OF SHARE CERTIFICATES DUE TO LOSS

Article 19.    (Registration or Cancellation of Lost Shares)

1. In order to request the registration of lost shares, the request form shall be submitted together with documents evidencing the fact of acquisition and loss of shares and a document for identification of the applicant; provided, however, that if a registered holder of lost shares requests the registration thereof, a document evidencing the fact of acquisition of shares and the identification of the applicant shall not be required.

2. In order for the registrant of lost share certificates to apply for cancellation of the registration described in the immediately preceding paragraph, an application form shall be submitted.

Article 20.    (Cancellation of Lost Shares by Holders of Share Certificates)

If a holder of share certificates of lost shares applies to cancel the registration of such lost shares, an application form shall be submitted together with the share certificate concerned and a document for identification of the applicant; provided, however, that if a registered holder of shares makes an application to cancel the registration of lost shares, a document for identification of the applicant shall not be required.

Article 21.    (Application of Provisions Concerning Notifications)

In order for the registrant of lost share certificate to change the description or the record in the lost thereof, Article 12 through Article 16 hereof shall apply mutatis mutandis.

CHAPTER VIII

PURCHASE OF SHARES CONSTITUTING LESS THAN ONE UNIT

Article 22.    (Request for Purchase of Shares Constituting Less than One Unit)

1. In order to request the purchase of shares constituting less than one (1) unit, a written request shall be submitted together with the share certificates concerned; provided, however, that if no share certificates have been issued for such shares, such submission shall not be required.

2. The request set forth in the immediately preceding paragraph shall come into effect when such written request is submitted to (or if by mail, when it reaches) the handling office or the liaison office of the Administrator of Shareholder’s Register set forth in Article 3.

Article 23.    (Determination of Purchase Price)

1. The purchase price of shares constituting less than one (1) unit requested to be purchased shall be the reported closing price of the shares on the Tokyo Stock Exchange on the day when the request for purchase pursuant to the immediately preceding Article becomes effective (the “Purchase Request Day”).

2. If no transaction takes place on either the Tokyo Stock Exchange on the Purchase Request Day, the purchase price shall be the price at which the first transaction of the shares is effected on the next day on the Tokyo Stock Exchange. If no transaction takes place on such next day, the same rule shall be applied on each subsequent day.

Article 24.    (Payment of Purchase Price)

1. The purchase price of shares constituting less than one (1) unit requested to be purchased shall, unless otherwise provided by the Company, be paid to the requesting person on the fourth business day after such price has been determined and such request for purchase has reached the handling office set forth in Article 3; provided, however, that when the request for purchase has been received at any of the liaison offices set forth in Article 3, the purchase price shall be paid to the requesting person within six business days after such price has been determined and such request for purchase has reached the liaison office.

2. Notwithstanding the immediately preceding paragraph, if the purchase price reflects the right to receive dividends of retained earnings or shares issued as a result of a stock split etc., such purchase price shall be paid on or prior to the record date.

Article 25.    (Time for Transfer of Purchased Shares)

The transfer of shares constituting less than one (1) unit to the Company for which a request for purchase has been made shall become effective when the procedures for payment of the purchase price provided for in the immediately preceding Article are completed.

CHAPTER IX

SALE OF SHARES CONSTITUTING LESS THAN ONE UNIT

Article 26.    (Method of Request for Additional Shares)

1. In order to request sale of shares constituting less than one (1) unit (“Request for Additional Shares”), a written request shall be submitted together with the estimated amount of the purchase price set forth in Article 27.

2. No person who has made a request described in the immediately preceding paragraph may rescind such request.

3. The manner of handling a Request for Additional Shares by a beneficial shareholder shall be subject to the rules established by Japan Securities Depository Center, Inc (“JASDEC”).

Article 27.    (Estimated Purchase Price of Additional Shares)

The estimated amount of the purchase price of the additional shares shall be an amount equal to the amount calculated by multiplying 1.3, the reported closing price of one (1) share of the Company on the Tokyo Stock Exchange on the business day immediately preceding the date when the relevant Request for Additional Shares is made (if no trade takes place on such day, the closing price of one (1) share of the Company on the immediately preceding day of such day on which a trade takes place) and the number of shares requested to be sold. Any amount in yen resulting from calculations shall be rounded up to the nearest whole multiple of 1,000 yen.

Article 28.    (Suspension Period for Acceptance of Request for Additional Shares)

1. The Company shall suspend acceptance of the Request for Additional Shares during the period from the date which is twelve (12) business days prior to the record date to the record date.

2. In addition to the cases specified in the immediately preceding paragraph, if the Company deems it necessary, the Company may suspend acceptance of a Request for Additional Shares.

Article 29.    (Limitation on Request for Additional Shares)

If the total number of shares requested to be sold on a day exceeds the number of the treasury shares of the Company, no Request for Additional Shares shall come into effect.

Article 30.    (Determination of Purchase Price of an Additional Share)

The purchase price of each of the shares constituting less than one (1) unit requested to be sold shall be an amount equal to the reported closing price of one (1) share of the Company on the Tokyo Stock Exchange on the day when the relevant request reaches the handling office or the liaison office of the Administrator of Shareholder’s Register set forth in Article 3; provided, however, that if no trade takes place on such day, the purchase price of each additional share shall be an amount equal to the price per share at which shares are first traded after such day.

Article 31.    (Receipt of Purchase Price of Additional Shares)

1. The purchase price of the shares constituting less than one (1) unit requested to be sold shall be an amount equal to the amount calculated by multiplying the purchase price of each additional share and the number of shares requested to be sold.

2. The purchase price of the additional shares shall be received by the Company out of the estimated amount of the purchase price of the additional shares within six (6) business days from the date on which the purchase price is determined.

3. Notwithstanding the immediately preceding paragraph, if the additional purchase price reflects the value of the right to receive dividends of retained earnings or shares issued as a result of a stock split etc., the purchase price of the additional shares shall be received by the Company by the record date therefor.

4. Any amount of the estimated purchase price of the additional shares remaining after deduction of the purchase price of the additional shares shall be paid to the person making the relevant Request for Additional Shares by wire-transfer or Japan Post Bank cash transfer thereof to the account specified by that person.

5. If the estimated amount of the purchase price of the additional shares is less than the purchase price of the additional shares, a demand shall be made for a payment of the deficiency to the person making the relevant Request for Additional Shares, and the purchase price of the additional shares shall be received by the Company within six (6) business days from the day on which an amount equal to the deficiency is paid; provided, however, that if an amount equal to the deficiency is not paid within six (6) business days from (and including) the day on which such demand is made, the relevant Request for Additional Shares shall lose effect.

Article 32.    (Time for Transfer of Shares Additionally Purchased)

Transfer of the shares constituting less than one (1) unit to the relevant shareholder in respect of which a Request for Additional Shares has been made shall become effective on the day on which the purchase price of the additional shares is received by the Company.

Article 33.    (Delivery of Share Certificates)

In respect of the shares which have become one (1) unit as a result of a Request for Additional Shares, a share certificate shall be issued without delay and delivered to the person making the Request for Additional Shares.

CHAPTER X

HANDLING FEES

Article 34.    (Handling Fees)

Handling fees with respect to the shares of the Company shall be as follows:

Request for registration of lost share certificates in accordance with Article 19 (Registration or Cancellation of Lost Shares) hereof.

10,000 yen per one (1) application

500 yen per one (1) share certificate

CHAPTER XI

SPECIAL PROVISIONS CONCERNING BENEFICIAL SHAREHOLDERS

Article 35.    (Registration or Recordation in the Beneficial Shareholders’ Register)

Registration or recordation in the Beneficial Shareholders’ Register shall be made pursuant to the notice from JASDEC regarding beneficial shareholders and beneficial shareholder cards.

Article 36.    (Beneficial Shareholder Cards)

Beneficial shareholders shall submit the beneficial shareholder cards through the participant (the “Participant”), which includes a securities company, set forth in Article 6 of the “Law Concerning Central Clearing of Share Certificates and Other Securities”.

Article 37.    (Integration)

If a shareholder recorded or registered on the Shareholders’ Register is deemed to be the same person as a beneficial shareholder recorded or registered on the Beneficial Shareholders’ Register based on his/her name and address, the respective number of shares of each such registration shall be aggregated with respect to the exercise of the rights of shareholders.

Article 38.    (Notifications of Beneficial Shareholders)

1. The provisions of Chapter V shall apply mutatis mutandis to beneficial shareholders; provided, however, that submission of the share certificate(s) shall not be required for changing the name of beneficial shareholders.

2. When a beneficial shareholder submits a notification referred to in the immediately preceding paragraph, it shall be submitted through the Participant; provided, however, that when changing the registered seal impression only, such notification may be submitted without the Participant.

Article 39.    (Request for Purchase of Shares Constituting Less than One Unit)

The provisions of Chapter VII shall apply mutatis mutandis to beneficial shareholders; provided, however, that when a beneficial shareholder requests purchase of shares constituting less than one (1) unit, he/she shall do so through the Participant and JASDEC.

Article 40.    (Miscellaneous)

Treatment with respect to beneficial shareholders shall be governed, in addition to this Chapter, by rules established by JASDEC.

SUPPLEMENTARY PROVISIONS

Article 1.    (Date of Enforcement)

These Regulations shall become effective as of December 1, 1983.

Article 2.    (Amendment and Abolition)

Any amendment to and abolition of these Regulations shall be subject to a resolution of the Board of Directors.

(Partially amended as of November 17, 1984, February 15, 1988, February 13, 1989, May 23, 1991, July 1, 1992, November 1, 1993, August 1, 1994, September 30, 1994, June 30, 1997, October 1, 1999, October 1, 2001, January 16, 2003, March 20, 2003, June 19, 2003 and December 6, 2003, June 29, 2006, December 20, 2007)